Irish Takeover Panel

                                                          Miceal Ryan
                                                          Director General
                                                          8 Upper Mount Street,
                                                          Dublin 2.
                                                          Tel: (353-1) 678 9020
                                                          Fax  (353.1) 678 9289

20 December, 2002


Mr. Tim Scanlon
Matheson Ormsby Prentice
20 Herbert Street
Dublin 2



Dear Tim

Re:   Rhine Group plc ("Rhine")

I refer to your submission dated 18 December, 2002 in relation to the above and confirm that the Panel considered the matters raised in that submission at its meeting today and its decisions are set out below.

Rule 16

The Panel decided to grant consent under Rule 16 to the proposed arrangements, as set out in the submission, subject to the following:

(i)       the same offer is extended to all Rhine shareholders;

(ii) approval of the arrangements in connection with the MBO team, senior employee team and NewCo by a vote of independent shareholders of Rhine on the basis set out in the submission and in accordance with Note 4 to Rule 16;

(iii) confirmations being received from the financial or legal advisers to NewCo that:

          - there are no arrangements whereby any party's equity investment in NewCo will be underpinned or guaranteed in any way;

          - Mr. Barry O'Callaghan and Mr. Pat McDonagh will share in the risks and rewards associated with this type of investment and that there is no free or discounted equity in NewCo being granted to Mr. McDonagh; and

          - the arrangements for the senior employee team are for the purpose only of incentivising them.

(iv) confirmation from the Rule 3 advisers that the arrangements in (ii) above are fair and reasonable; and

(v) full disclosure of all the arrangements in the Rule 2.5 announcement and in the offer document and the relevant documentation, including this letter, to be made available for inspection under Rule 26.

In the context of Rule 16 the Panel requests that:

          - the offer document should state the percentage shareholdings in NewCo to be held by the management team, the third party equity providers and the senior employee team;

          - the NewCo shareholders agreement should be summarised in the offer document and put on display in accordance with Rule 26;

          - the EGM to approve the arrangements should be held during the offer period and, ideally, before the first closing date; and

          - the Panel Executive should have sight of all the relevant documentation in relation to the proposed arrangements prior to the posting of the offer document to shareholders.

Following our earlier discussion, I understand that the Goodbody arrangement will not be required in the event that it is decided to Incorporate precondition
(2) into the preconditional Rule 2.5 announcement.

Rule 2.3(d)

The Panel decided to grant consent under Rule 2.3(d) to NewCo to release a preconditional Rule 2.5 announcement on the basis of the preconditions set out in the submission. The Panel should be consulted in the event that it is intended to vary these preconditions.

Rule 2.5(a)

The Panel is of the opinion that the confirmation sought in the submission is not required as there is no firm intention to make an announcement until such time as the preconditions have been satisfied.

Rule 4.2(a)

The Panel is of the view that consent under Rule 4.2(a) is not required on the basis that at the time when it is proposed to enter into the sale contract, Barry Q'Callaghan, Pat McDonagh and NewCo will constitute the "offeror".

Rule 4.3

The Panel awaits to be consulted in relation to the irrevocable commitments to be sought.

Rules 6 and 11

The Panel is of the view that waivers of Rules 6 and 11 are not required for the reason outlined in the paragraph dealing with Rule 4.2(a) above.

The Panel is of the view that this is a disclosure matter and does not require the consent of the Panel.

Rule 2.6(b)

I have written separately to Goodbody Corporate Finance in relation to this matter.

Rule 19.2 and 21.2

The Panel awaits the submissions in relation to these matters.

Yours sincerely

Miceal Ryan